Exhibit 99.B(p)(12)

CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

•                  The adviser’s fiduciary duty to its clients;

•                  Compliance with all applicable Federal Securities Laws;

•                  Reporting and review of personal securities transactions and holdings;

•                  Reporting of violations of the code; and

•                  The provision of the code to all supervised persons.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, BCM and its Supervised Persons must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics. All questions regarding the Code should be directed to the CCO. You must cooperate to the fullest extent reasonably requested by the CCO to enable (i) BCM to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Supervised Persons. You must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting BCM’s services, and engaging in other professional activities.

We expect all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, BCM must act in its Clients’ best interests. Neither BCM, nor any Supervised Person should ever improperly benefit at the expense of any Client. Notify the CCO promptly if you become aware of any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about BCM’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations of the Code

Supervised Persons must promptly report any suspected violations of the Code of Ethics to the CCO. To the extent practicable, BCM will protect the identity of a Supervised Person who reports a suspected violation. However, the Company remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

Retaliation against any Supervised Person who reports a violation of the Code of Ethics is strictly prohibited and will be cause for corrective action, up to and including dismissal.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any association action(s), to BCM’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, BCM will report its findings to the Mutual Fund’s Board of Directors or Trustees pursuant to Rule 17j-1.

Distribution of the Code and Acknowledgement of Receipt

BCM will distribute this Manual, which contains the Company’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must acknowledge that they have received, read, understood, and agree to comply with BCM’s policies and procedures described in this Manual, including this Code of Ethics. Please complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including BCM, Supervised Persons, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for BCM, its Supervised Persons, and/or Clients and Investors. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

BCM’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Supervised Persons must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve BCM and/or its Supervised Persons on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of BCM and its Supervised Persons. If a Supervised Person believes that a conflict of interest has not been identified or appropriately addressed, that Supervised Person should promptly bring the issue to the CCO’s attention.

In some instances conflicts of interest may arise between Clients and Investors. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Supervised Persons should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for BCM to be able to retroactively demonstrate that it carefully considered particular conflicts of interest.

Personal Securities Transactions

Supervised Person trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Supervised Person trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Supervised Person’s ability to fulfill daily job responsibilities.

BCM’s Personal Securities Transactions policies and procedures apply to all accounts holding any securities over which Supervised Persons have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Supervised Persons to exclude accounts held personally or by immediate family members sharing the same household if the Supervised Person does not have any direct or indirect influence or control over the accounts. Supervised Persons should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Mutual Fund’s CCO of such change and ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted.

Reportable Securities

BCM requires Supervised Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any security, except:

•                  Direct obligations of the Government of the United States;

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•                  Shares issued by money market funds;

•                  Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by BCM or an affiliate; and

•                  Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by BCM or an affiliate.

Exchange-traded funds, or ETFs are somewhat similar to open-end registered investment companies. However, ETFs are Reportable Securities and are subject to the reporting requirements contained in BCM’s Personal Securities Transactions policy.

Preclearance Procedures

Supervised Persons must have written clearance for all personal securities transactions involving IPOs or Private Placements before completing the transactions. BCM may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper.

Supervised Persons must use the attached Preclearance Form to seek preclearance or seek preclearance via email. All preclearance requests must be submitted to the CCO or designee.

Reporting

BCM must collect information regarding the personal trading activities and holdings of all Supervised Persons. Supervised Persons must submit quarterly reports regarding securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Supervised Persons must report all Reportable Securities transactions in accounts in which they have a beneficial interest. Supervised Persons must also report any accounts opened during the quarter that hold any securities (including securities excluded from the definition of a Reportable Security). Reports regarding securities transactions and newly opened accounts must be submitted to the CCO or designee within 30 days of the end of each calendar quarter.

You may utilize the attached Quarterly Reporting Forms to fulfill your quarterly reporting obligations. Alternately, you may use the attached Letter to a Broker-Dealer to instruct the institution hosting your account to send the CCO or designee duplicate account statements. The CCO or designee must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If you did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms. These forms should be signed, dated, and submitted to the CCO or designee within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Supervised Persons must periodically report the existence of any account that holds any securities (including securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or designee on or before February 14th of each year, and within 10 days of an individual first becoming a Supervised Person. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became a Supervised Person. Initial and annual holdings reports should be submitted using the attached Periodic Holdings Reporting Forms.

The accounts section of the Periodic Holdings Reporting Form must be completed for all accounts that hold any securities, including accounts that do not hold any Reportable Securities, as well as accounts for which individual holdings have been separately disclosed to the CCO designee.

In lieu of completing the Reportable Securities section of the Periodic Holdings Reporting Form you may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above. You should sign and date each such statement before submitting it to the CCO or designee. Any Reportable Securities not appearing on an attached account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If you do not have any holdings and/or accounts to report, this should be indicated on the Periodic Holdings Reporting Form. Both sections of the form should be marked “N/A,” signed, dated, and submitted to the CCO or designee within 10 days of becoming a Supervised Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, a Supervised Person is not required to submit:

•                  Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•                  Any reports with respect to securities held in accounts over which the Supervised Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

BCM’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Supervised Persons’ personal trading activities. Accordingly, the CCO or designee will closely monitor Supervised Persons’ investment patterns to detect the following potentially abusive behavior:

•                  Frequent and/or short-term trades in any security;

•                  Personal trading in Securities also held by a Mutual Fund advised by BCM;

•                  Trading opposite of Client trades;

•                  Trading ahead of Clients; and

•                  Trading that appears to be based on Material Non-Public Information.

The CCO or designee will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Supervised Person trading with Clients’ trades as necessary. Upon review, the CCO or designee will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO or designee and/or sanctions, up to and including dismissal.

The President will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

BCM will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients or Investors with a copy of its Code of Ethics. All Client or Investor requests for BCM’s Code of Ethics should be directed to the CCO.

Attachment - Compliance Manual Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by BCM’s Compliance Manual, which includes BCM’s Code of Ethics. I understand that any questions about BCM’s Manual (including the Code) should be directed to the CCO.

Print Name:

Signature:

Date:

Note: All Supervised Persons must also complete and submit the Annual Compliance Questionnaire Supplement that begins on the following page.

Initial:
Date:

Annual Compliance Questionnaire Supplement

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question		Yes	No
1.

Are you or any members of your immediate family employed by or directors of a financial services company or a company that provides products or services to, or does business with, BCM or a portfolio company?

2.	Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle not sponsored and/or advised by BCM?

3.

Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to BCM or a portfolio company?

4.	Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Client or Investor?

5.	Do you or any members of your immediate family have any other business or personal relationship with any Client or Investor?

6.	Are you or any members of your immediate family employed by any government?

7.

Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations, but not including your service for any portfolio companies), or as employees of any public companies?

8.	Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving BCM, you or your immediate family members and any Client or Investor?

9.	Have you complied with BCM’s requirements regarding outside business activities?

10.	Have you improperly transmitted proprietary information between BCM and any prior employers or other individuals or entities?

11.	Have you complied with BCM’s requirements regarding political contributions?

Initial:
Date:

Question		Yes	No
12.	In the past ten years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:

• Felony

•                  Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

13.	Are any felony or misdemeanor charges, as described above, currently pending?

14.	In the past ten years, has the SEC or the CFTC found you:

• To have made a false statement or omission?
• To have been involved in a violation of SEC or CFTC regulations or statutes?
• To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

15.	In the past ten years, has the SEC or the CFTC:

• Entered an order against you in connection with investment-related activity?
• Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

16.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority found you or an advisory affiliate to have:

• Made a false statement or omission, or been dishonest, unfair, or unethical?
• Been involved in a violation of investment-related regulations or statutes?
• Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

17.	In the past ten years, has any other federal regulatory agency, any state regulatory agency, or any foreign financial regulatory authority:

• Entered an order against you in connection with an investment-related activity?

•                  Denied, suspended, or revoked your or any advisory affiliate’s registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your or any advisory affiliate’s activity?

18.	In the past ten years, has any self-regulatory organization or commodities exchange found you or an advisory affiliate to have:

• Made a false statement or omission?
• Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

Initial:
Date:

Question		Yes	No
• Been the cause of an investment related Business having its authorization to do business denied, suspended, revoked, or restricted?

19.

In the past ten years, has any self-regulatory organization or commodities exchange disciplined you by expelling or suspending you or the advisory affiliate from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your or the advisory affiliate’s activities?

20.	Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

21.	In the past ten years, has any domestic or foreign court:

• Enjoined you in connection with any investment-related activity?
• Found that you were involved in a violation of investment-related statutes or regulations?
• Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?

22.	Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

New Supervised Persons should skip the remaining questions and explain any marks in shaded boxes below the table.

23.	During the past 12 months, have you reported all personal Securities transactions in accordance with BCM’s reporting policies?

24.	During the past 12 months, did you or any member of your immediate family open any new brokerage accounts?

25.	During the past 12 months, have you reported gifts and entertainment in accordance with BCM’s reporting policies?

26.	During the past 12 months, have you personally traded on or improperly transmitted any Material Non-Public Information?

27.	During the past 12 months, have you become aware of any violation of BCM’s Code of Ethics that you did not disclose to the CCO?

28.

To the best of your knowledge, during the past 12 months, has BCM and its Supervised Persons (including yourself) complied with the policies and procedures appearing in the Company’s Regulatory Compliance Manual?

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

Initial:
Date:

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Signature:

Date:

Attachment - Preclearance Form for Private Placements and IPOs

Name of Issuer:

Type of Security:

Public Offering Date (IPOs only):

Investment Strategy (Privately offered pooled investment vehicles only):

By signing below, I certify and acknowledge the following:

1.         I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.         The investment opportunity did not arise by virtue of my activities on behalf of a Client.

3.         To the best of my knowledge, no Clients have any foreseeable interest in purchasing this Security.

4.         I have read the Code of Ethics and believe that the proposed trade fully complies with the requirements of this policy. BCM reserves the right to direct me to rescind a trade even if approval is initially granted. Violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

5.         Upon request, I will provide all offering materials related to the proposed investment to the CCO or designee.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision:

Attachment — Quarterly Reporting Form: Transactions

For the Quarter Ended:

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker- Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

Attachment — Quarterly Reporting Form: New Accounts

For the Quarter Ended:

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

Attachment - Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN
ADDRESS

CITY, STATE ZIP

Re:                             Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate monthly account statements for the above named account to:

Beachhead Capital Management, LLC

Attn: Barney Taglialatela, Chief Compliance Officer

640 Fifth Avenue, 14th floor

New York, New York 10019

If you have any questions or concerns, please call me at (718) 285-6031. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc:        Barney Taglialatela, Chief Compliance Officer

Attachment — Quarterly Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities accounts in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with BCM, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Attachment - Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with BCM, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

INSIDER TRADING

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person.

Both private and public company investments by investment advisers and their supervised persons may be subject to Federal Securities Laws. Section 10(b) and Rule 10b-5 of the Exchange Act, for example, effectively prohibit Insider Trading in both private and public Securities.

In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

•                  Trading by an insider while in possession of Material Non-Public Information;

•                  Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

•                  Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

•                  Communicating Material Non-Public Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

•                  Dividend or earnings announcements;

•                  Asset write-downs or write-offs;

•                  Additions to reserves for bad debts or contingent liabilities;

•                  Expansion or curtailment of company or major division operations;

•                  Merger, joint venture announcements;

•                  New product/service announcements;

•                  Discovery or research developments;

•                  Criminal, civil and government investigations and indictments;

•                  Pending labor disputes;

•                  Debt service or liquidity problems;

•                  Bankruptcy or insolvency problems;

•                  Tender offers and stock repurchase plans;

•                  Recapitalization plans;

•                  Right of first refusal intentions; and

•                  Organized liquidity events.

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-Public Information applies to all types of financial instruments including, but not limited to, stocks, bonds, warrants, options, futures, forwards, swaps, commercial paper, and government-issued securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.

Supervised Persons should consult with the CCO if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

•                  In person;

•                  In writing;

•                  By telephone;

•                  During a presentation;

•                  By email, instant messaging, or Bloomberg messaging;

•                  By text message or through Twitter; or

•                  On a social networking site such as Facebook or LinkedIn.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-public Information. Supervised Persons should consult with the CCO if there is any question as to whether material information is non-public.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to $1,000,000 for companies). BCM will not protect Supervised Persons found guilty of insider trading.

Policies and Procedures

Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of BCM’s Clients. BCM’s Insider Trading Policies and Procedures apply to all Supervised Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Supervised Person is an officer, a director, or a 10% or greater stockholder, as well as transactions by partnerships of which the Supervised Person is a partner unless the Supervised Person has no direct or indirect control over the partnership.

Procedures for Recipients of Material Non-Public Information

If a Supervised Person has questions as to whether they are in possession of Material Non-Public Information, they should inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, Supervised Persons:

•                  Must immediately report the potential receipt of Material Non-Public Information to the CCO;

•                  Must not trade the securities of any company about which they may possess Material Non-Public Information;

•                  Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

•                  Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO dictates an appropriate course of action.

If the CCO determines that the information is material and non-public, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. BCM will not place any trades in securities for which it has Material Non-Public Information. Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

•                  Review BCM’s Insider Trading policies and procedures with the affected individual(s);

•                  Initially ask the affected individual(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

•                  Periodically ask the affected individual(s) to sign certifications that they have not improperly shared the information;

•                  Require the affected individual(s) to institute enhanced information security practices;

•                  Review the emails of the affected Supervised Persons more frequently;

•                  Review BCM’s Insider Trading policies and procedures with all Supervised Persons;

•                  Inform BCM’s other Supervised Persons that the affected individual(s) may be in possession of Material Non-Public Information;

•                  Remind the other Supervised Persons that they should take reasonable steps to avoid inadvertent receipt of the information;

•                  Explicitly forbid the other Supervised Persons from seeking to obtain the information; and

•                  Conduct key word searches of all Supervised Persons’ emails for the information in question.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO determines that the information has become public and/or immaterial. At such time, the CCO will amend the memorandum noted above to indicate the date that trading was allowed to resume and the reason for the resumption.

The CCO will keep memoranda regarding Material Non-Public Information in a locked cabinet or secure electronic folder that is not accessible to other Supervised Persons.

Selective Disclosure

Non-public information about BCM’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Supervised Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that BCM owes to its Clients.

Relationships with Potential Insiders

BCM’s Clients, Investors, third-party research providers, owners, advisory board members, and firms and individuals that share office space with BCM may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

•                  Being employed by an issuer (or sitting on the issuer’s board of directors);

•                  Working for an investment bank, consulting firm, supplier, or customer of an issuer;

•                  Sitting on an issuer’s creditors committee;

•                  Personal relationships with connected individuals; and

•                  A spouse’s involvement in any of the preceding activities.

Individuals with access to Material Non-Public Information may have an incentive to disclose the information to BCM due to the potential for personal gain. Supervised Persons should be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients, Investors, third-party research providers, and advisory board members. Supervised Persons should inquire about the basis for any such recommendations or information, and should consult with the CCO if there is any appearance that the recommendations or information are based on Material Non-Public Information.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to BCM’s Code of Ethics, as well as the Company’s expectations regarding appropriate behavior of its Supervised Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of BCM and other market participants and trading counterparties. Please consult with the CCO if you have questions about the appropriateness of any communications.

GIFTS AND ENTERTAINMENT

Background

Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to influence the recipient.

Policies and Procedures

Supervised Persons’ Receipt of Entertainment — Supervised Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Supervised Person’s portion of the entertainment is greater than $100, the Supervised Person must report his/her attendance to the CCO or designee in writing. Supervised Persons may use on the attached Gifts and Entertainment Report.

Supervised Persons’ Receipt of Gifts — Supervised Persons must report their receipt of gifts over $100 (either one single gift, or in aggregate on an annual basis) to the CCO or designee in writing. Supervised Persons may complete the attached Gifts and Entertainment Report. Gifts such as holiday baskets or lunches delivered to BCM’s offices, which are received on behalf of the Company, do not require reporting.

BCM’s Gift and Entertainment Giving Policy — BCM and its Supervised Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must report their giving of gifts or entertainment in excess of $100 to any Client, Investor, prospect, or individual or entity that BCM does, or is seeking to do, business with. Supervised Persons should report in writing and may use the attached Gifts and Entertainment Report.

Gifts and Entertainment Given to Union Officials — Any gift or entertainment provided by BCM to a labor union or a union official in excess of $100 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of BCM’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO or designee in writing. Supervised Persons may use the attached Gifts and Entertainment Report.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” — The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. BCM and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must report to the CCO or designee in writing their giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Supervised Persons may use the attached Gifts and Entertainment Report to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Supervised Persons must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries — BCM is prohibited from giving gifts or entertainment with an aggregate value exceeding $100 per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO or designee in writing. Supervised Persons may use the attached Gifts and Entertainment Report.

Attachment - Gifts and Entertainment Report

I gave / received a gift / entertainment. (circle as applicable)

Describe the gift or entertainment:

Approximate cost or value (whichever is higher):

Third-party giver or recipient:

Describe any known relationship between the third-party giver or recipient and any public issuer or government entity:

Describe the relationship between the third party and yourself and/or BCM.

If known, describe the reason that the gift or entertainment was given or received:

List any other gifts or entertainment given by, or received from, the third party within the past 12 months, along with their approximate cost or value.

Is the recipient a union official or otherwise associated with a Taft-Hartley Fund? Yes / No

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

POLITICAL AND CHARITABLE CONTRIBUTIONS,
AND PUBLIC POSITIONS

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to obtain government-related Clients or Investors.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

•                  Registered investment advisers;

•                  Advisers with fewer than fifteen clients that would be required to register with the SEC but for the “private advisor” exemption provided by Section 203(b)(3) of the Advisers Act;

•                  Firms that solicit clients or investors on behalf of the types of advisers described above; and

•                  “Covered associates” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.(1) This prohibition also applies to “covered associates” of the adviser.

A “covered associate” of an adviser is defined to include:

•                  Any general partner, managing member or executive officer, or other individual with a similar status or function;

•                  Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

•                  Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than

(1)                                 A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or political subdivision or agency, (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or agency.

$350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by Rule 206(4)-5 can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker/dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.(2)

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or investors in private funds that fall within Rule 206(4)-S’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate Rule 206(4)-5.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

•                  Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

(2)                                 Similar prohibitions are expected on broker/dealers pursuant to upcoming FINRA lawmaking.

•                  Advisers that manage a registered investment company (such as a mutual fund) that is an investment option of a plan or program of a government entity.

Policies and Procedures

Political Contributions

Political contributions by BCM or Supervised Persons to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If a Supervised Person or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO in writing. Supervised Persons may use the attached Political Contribution Pre-clearance form. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO will meet with any individuals who are expected to become Supervised Persons to discuss their past political contributions. The review will address the prior six months for potential Supervised Persons who will have no involvement in the solicitation of Clients or Investors; contributions for all other potential Supervised Persons will be reviewed for the past two years. The CCO will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the CCO and by the individual in question and will be retained by the CCO.

Supervised Persons may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. However, Supervised Persons must use good judgment in connection with all contributions and should consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by BCM, rather than its Supervised Persons, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Clients and Investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

Charitable Donations

Donations by BCM or Supervised Persons to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Notify the CCO if you perceive an actual or apparent conflict of interest in connection with any charitable contribution.

Public Office

Supervised Persons must obtain written pre-approval from the CCO prior to running for any public office. Supervised Persons may not hold a public office if it presents any actual or apparent conflict of interest with BCM’s business activities.

Attachment - Political Contribution Pre-clearance Form

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Supervised Person’s Name:	Title:

Name of person or entity making the contribution (if other than Supervised Person):

Recipient’s Name:	Title:

List the office or position for which the recipient is running:

If the recipient currently holds a government office or position, list that office or position:

Proposed contribution amount (dollar value):

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you eligible to vote for the candidate?         Yes / No

By signing below, I am attesting to the fact that I have not and will not, solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where BCM is providing or seeking government business.

Intended Date of Contribution:

Signature:

CCO Use Only

Approved                                        Not Approved

Reviewed by:	Date: